EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports Fourth Quarter and Full Year 2021 Financial Results

Results for the Fourth Quarter and Full Year 2021

  Fourth quarter EPS of ($0.18) per diluted share including negative impact from an income tax valuation adjustment, compared to ($1.43) per diluted share for the same period in the prior year
  Full Year EPS of ($1.41) per diluted share compared to ($3.14) per diluted share for the prior year
  Fourth quarter Adjusted EBITDA of $32.0 million and positive free cash flow generation compared to $9.4 million for the same period in the prior year
  Full year Adjusted EBITDA of $87.4 million compared to $36.7 million for the prior year
  Fourth quarter consolidated crush margin of $0.20 per gallon and full year consolidated crush margin of $0.17 per gallon inclusive of negative absorption from completion of plant modernization programs
  Cash, cash equivalents, restricted cash and marketable securities of $685.8 million with $287.8 million available under committed credit facilities

Business Highlights

  Strength in global protein and renewable corn oil markets is beneficial to our non-ethanol outlook for 2022 and beyond
  Transformative protein technology deployment on track, with two facilities operating Fluid Quip Technologies’ patented MSC™ system, three under construction and one expected to break ground in the second quarter. Expect early 2023 run rate of over 700 million gallons converted with over 400,000 tons of annualized Ultra-High Protein production capacity, including first turnkey project. Engineering expected to begin on additional locations in 2022
  Have achieved renewable corn oil yields in excess of 1.2 pounds per bushel at locations utilizing MSC™ technology
  Made significant progress during the fourth quarter of 2021 in the production of low-carbon dextrose at our Innovation Center at York for use in industrial applications, culminating in successful customer product trials
  Expect Fluid Quip Technologies to begin engineering a patented, first-of-its-kind commercial Clean Sugar Technology™ system during first quarter 2022, with groundbreaking anticipated in the second half of 2022
  Carbon sequestration plans remain on track for shipments in 2024-25 on Summit Carbon Solutions’ project, and work continues on Eastern facilities to monetize carbon production through direct injection and offtake/partnership opportunities
  Ongoing substantive discussions regarding potential offtakes and partnerships in protein, renewable corn oil and clean sugar
  Substantial liquidity position at year end, enabling continued uninterrupted execution on our transformation plan across the platform
  Issued inaugural sustainability report outlining the company’s ESG initiatives and anticipate issuing a second sustainability report prior to the 2022 Annual Shareholder Meeting

OMAHA, Neb., Feb. 11, 2022 (GLOBE NEWSWIRE) -- Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the fourth quarter and full year 2021. Net loss attributable to the company for the fourth quarter was $9.6 million, or ($0.18) per diluted share compared to a net loss of $49.6 million or ($1.43) per diluted share, for the same period in 2020. Revenues were $802.3 million for the fourth quarter of 2021 compared with $478.8 million for the same period last year.

Commenting on the results, Green Plains’ President and Chief Executive Officer Todd Becker said,

“This past year was transformative for the company, firmly placing us on our path toward our 2024-25 strategic goals. Embedded in that vision, our strategy for the fourth quarter and through 2021 was to protect our balance sheet and mitigate risk on the capital we had raised earlier in the year. We hedged the fourth quarter before spot margins increased and generated $32 million in adjusted EBITDA, once again generating free cash flow. Our full year crush margin of $0.17 per gallon was in line with the daily average as our significant outperformance during the first half of 2021 helped level out this transition year. We ended the year with over $685 million in cash and marketable securities, allowing us to continue to deploy capital to strategic initiatives in our transformation plan.”

“We believe our asset utilization rate will continue to improve in 2022 as our locations begin to ramp toward full capacity with our last two plant efficiency upgrades on track to be completed in the first quarter. We anticipate higher utilization in preparation for increased Ultra-High Protein production at locations that are under construction. In the fourth quarter, we experienced supply chain and permitting delays at certain facilities, which impacted fuel alcohol production and also incurred grain bin damage at our York location which limited its production capacity of specialty alcohols.”

“Our transformation continues, with crucial milestones achieved across our four strategic pillars: Ultra-High Protein and value-added ingredients, renewable corn oil, clean sugar and decarbonization. During 2021, we announced our acquisition of Fluid Quip Technologies, established an industrial-scale clean sugar pilot operation and began construction on additional MSC installations. Our unwavering commitment to develop our biorefinery platform to maximize value and diversify cash flows is attracting capital and the top talent necessary to execute on our plan.”

“Global demand for protein and renewable corn oil continues to expand and we believe our high-value ingredient platform stands to benefit and deliver long-term stable contributions. Since our Wood River location began operation, we have seen additional demand for our products, driven by our increased scale and redundancy, further validating our investment thesis. During the first quarter of 2022, we expect to begin our full commercial-scale 60% protein trial and we are excited about the potential results. With four additional MSC locations expected to start up this year, including our first turnkey project, we believe we will begin to see the anticipated scale and impact of our platform.”

“The market remains strong for a clean sugar feedstock for industrial biotechnology, renewable chemicals and synthetic biology applications and our products continue to be successfully validated with potential co-location and supply offtake partners. We have begun engineering a novel dextrose production facility, and expect to break ground in the second half of the year. We believe 2022 is shaping up to be a true inflection point for our company and we are focused on executing on key transformation initiatives as we move through this year and beyond. We are in substantive discussions with potential partners in protein, corn oil, sugar and carbon and expect to make progress during the first half of 2022 that will be beneficial for the shareholders and stakeholders of Green Plains.”

Full Year Highlights and Recent Developments

  Announced the acquisition of a majority stake in Fluid Quip Technologies
  Committed eight facilities to Summit Carbon Solutions’ carbon capture and sequestration project
  Began batch operations for the clean sugar project at the Innovation Center at York, Nebraska, producing dextrose to target applications in renewable chemicals and synthetic biology
  Began operations of MSC™ technology at Green Plains Wood River and broke ground on three additional locations
  Announced a turnkey solution for MSC™ technology, and inaugural project partner Tharaldson Ethanol, a 175-million-gallon facility in Casselton, North Dakota
  Extended sales commitments to our pet food vertical with higher volumes through 2022 with a signed MOU for additional sales through 2023 and expanded our pet food customer base near term
  Announced governance updates, including: appointing a lead independent director; ongoing refreshment of the Board with two new board members who add diversity; rotating committee chairs; enhancing the Board’s oversight and strengthening shareholder rights through various amendments; and announcing intention to declassify the Board

Results of Operations
Green Plains produced 200.5 million gallons of ethanol during the fourth quarter of 2021, compared with 214.2 million gallons for the same period in 2020. The consolidated ethanol crush margin was $41.0 million, or $0.20 per gallon, for the fourth quarter of 2021, compared with $11.9 million, or $0.06 per gallon, for the same period in 2020. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil and Ultra-High Protein, plus intercompany storage, transportation, nonrecurring decommissioning costs and other fees, net of related expenses.

Consolidated revenues increased $323.6 million for the three months ended December 31, 2021, compared with the same period in 2020, primarily due to higher prices for ethanol, distillers grains and corn oil and increased trading revenues within our agribusiness and energy services segment.

Operating income increased $42.6 million and adjusted EBITDA increased $22.6 million for the three months ended December 31, 2021, compared with the same period in 2020, primarily due to increased margins on ethanol production. Interest expense decreased $3.5 million for the three months ended December 31, 2021, compared with the same period in 2020. Income tax expense was $4.8 million for the three months ended December 31, 2021, compared with $1.9 million income tax benefit for the same period in 2020.

Segment Information
The company reports the financial and operating performance for the following three operating segments: (1) ethanol production, which includes the production of ethanol, including industrial-grade alcohol, distillers grains, Ultra-High Protein and corn oil, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil, natural gas and other commodities, and (3) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership and agribusiness and energy services segments and eliminated upon consolidation. Third-party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment.

GREEN PLAINS INC.
SEGMENT OPERATIONS
(unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Var.	2021	2020	% Var.
Revenues:
Ethanol production	$586,024	$403,336	45.3%	$2,153,368	$1,502,581	43.3%
Agribusiness and energy services	221,279	84,763	161.1	691,484	443,871	55.8
Partnership	19,094	21,311	(10.4)	78,452	83,345	(5.9)
Intersegment eliminations	(24,078)	(30,646)	(21.4)	(96,136)	(106,078)	(9.4)
	$802,319	$478,764	67.6%	$2,827,168	$1,923,719	47.0%
Gross margin:
Ethanol production	$29,776	$(513)	* %	$90,085	$(4,754)	* %
Agribusiness and energy services	4,586	14,688	(68.8)	34,109	34,464	(1.0)
Partnership	19,094	21,311	(10.4)	78,452	83,345	(5.9)
Intersegment eliminations	2,574	3,172	(18.9)	(587)	(1,499)	(60.8)
	$56,030	$38,658	44.9%	$202,059	$111,556	81.1%
Depreciation and amortization:
Ethanol production	$20,314	$17,381	16.9%	$82,969	$67,956	22.1%
Agribusiness and energy services	463	748	(38.1)	2,535	2,512	0.9
Partnership	966	939	2.9	3,737	3,806	(1.8)
Corporate activities	716	1,968	(63.6)	2,711	3,970	(31.7)
	$22,459	$21,036	6.8%	$91,952	$78,244	17.5%
Operating income (loss):
Ethanol production (1)	$2,973	$(28,694)	* %	$(27,996)	$(129,618)	(78.4)%
Agribusiness and energy services	1,738	8,566	(79.7)	17,458	15,773	10.7
Partnership	11,468	12,796	(10.4)	48,672	50,437	(3.5)
Intersegment eliminations	2,574	3,197	(19.5)	(587)	(1,400)	(58.1)
Corporate activities (2)	(10,950)	(30,660)	(64.3)	(12,039)	(57,888)	(79.2)
	$7,803	$(34,795)	* %	$25,508	$(122,696)	* %
Adjusted EBITDA:
Ethanol production (1)	$23,317	$(11,280)	* %	$55,056	$(60,868)	* %
Agribusiness and energy services	2,201	9,315	(76.4)	19,716	18,430	7.0
Partnership	12,617	13,911	(9.3)	53,109	54,907	(3.3)
Intersegment eliminations	2,574	3,197	(19.5)	(587)	(1,400)	(58.1)
Corporate activities (3)	(10,445)	(28,672)	(63.6)	(10,499)	(26,365)	(60.2)
EBITDA	30,264	(13,529)	*	116,795	(15,296)	*
Proportional share of EBITDA adjustments of equity method investees	45	44	2.3	184	7,093	(97.4)
Noncash goodwill impairment	-	-	*	-	24,091	*
Loss (gain) on sale of assets, net	1,644	22,860	(92.8)	(29,601)	20,860	*
Adjusted EBITDA	$31,953	$9,375	240.8%	$87,378	$36,748	137.8%

(1) Includes $3.9 million loss on sale of assets from the sale of the Hereford, Texas, ethanol plant for both the three and twelve months ended December 31, 2020 and the goodwill impairment charge of $24.1 million for the twelve months ended December 31, 2020.
(2) Corporate activities for the three and twelve months ended December 31, 2021 include a $1.6 million loss on sale of assets and a $29.6 million gain on sale of assets from the sale of the Ord, Nebraska, ethanol plant, respectively. Corporate activities includes the net loss on sale of assets of $19.0 million and $17.0 million for the three and twelve months ended December 31, 2020, respectively, offset by earnings from equity method investments of $20.5 million for the twelve months ended December 31, 2020.
(3) Includes corporate expenses, offset by the loss on sale of assets of $1.6 million and the gain on sale of assets of $29.6 million for the three and twelve months ended December 31, 2021, respectively. Corporate activities includes the net loss on sale of assets of $19.0 million and $17.0 million for the three and twelve months ended December 31, 2020, respectively, offset by earnings from equity method investments of $20.5 million for the twelve months ended December 31, 2020.

* Percentage variance not considered meaningful.

GREEN PLAINS INC.
SELECTED OPERATING DATA
(unaudited, in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Var.	2021	2020	% Var.
Ethanol production
Ethanol sold (gallons)	200,521	214,203	(6.4)%	750,648	793,743	(5.4)%
Distillers grains sold (equivalent dried tons)	518	550	(5.8)	1,977	2,054	(3.7)
Corn oil sold (pounds)	62,972	60,817	3.5	219,807	213,818	2.8
Corn consumed (bushels)	70,242	74,276	(5.4)	259,786	275,351	(5.7)

Agribusiness and energy services (1)
Domestic ethanol sold (gallons)	200,196	198,066	1.1	820,638	776,115	5.7
Export ethanol sold (gallons)	61,245	38,414	59.4	173,391	200,216	(13.4)
	261,441	236,480	10.6	994,029	976,331	1.8

Partnership
Storage and throughput (gallons)	201,466	215,110	(6.3)%	754,524	796,436	(5.3)%

(1) Includes gallons from the ethanol production segment

GREEN PLAINS INC.
CONSOLIDATED CRUSH MARGIN
(unaudited, in thousands except per gallon amounts)

	Three Months Ended December 31,		Three Months Ended December 31,
	2021	2020	2021	2020
			($ per gallon produced)

Ethanol production operating income (loss)	$2,973	$(28,694)	$0.01	$(0.13)
Depreciation and amortization	20,314	17,381	0.10	0.08
Total adjusted ethanol production	23,287	(11,313)	0.11	(0.05)

Intercompany fees, net:
Storage and logistics (partnership)	12,027	13,147	0.06	0.06
Marketing and agribusiness fees (1) (agribusiness and energy services)	5,722	10,072	0.03	0.05
Consolidated ethanol crush margin	$41,036	$11,906	$0.20	$0.06

(1) For the three months ended December 31, 2021 and 2020, includes certain nonrecurring decommissioning and nonethanol operations costs of $0.4 million and $1.3 million, respectively. For the three months ended December 31, 2020, includes the $3.9 million loss from the sale of the Hereford ethanol plant.

Liquidity and Capital Resources
On December 31, 2021, Green Plains had $685.8 million in total cash, cash equivalents, restricted cash and marketable securities, and $287.8 million available under committed credit facilities, which are subject to restrictions and other lending conditions. Total debt outstanding at December 31, 2021 was $722.7 million, including $173.4 million outstanding debt under working capital revolvers and other short-term borrowing arrangements and $59.5 million of non-recourse debt related to Green Plains Partners, net of debt issuance costs.

Conference Call Information
On February 11, 2022, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss fourth quarter and full year 2021 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 5896346. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains’ website at https://investor.gpreinc.com/events-presentations.

Non-GAAP Financial Measures
Management uses adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins to measure the company’s financial performance and to internally manage its businesses. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization excluding the change in right-of-use assets. Adjusted EBITDA includes adjustments related to our proportional share of EBITDA adjustments of our equity method investees, gains and losses related to the sale of assets, and noncash goodwill impairment. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: disruption caused by health epidemics, such as the coronavirus outbreak, competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with Green Plains’ ability to realize higher margins anticipated from the company’s high protein feed initiative or to achieve anticipated savings from Project 24 and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,
	2021	2020
ASSETS	(unaudited)

Current assets
Cash and cash equivalents	$426,220	$233,860
Restricted cash	134,739	40,950
Marketable securities	124,859	-
Accounts receivable, net	119,961	55,568
Income tax receivable	911	661
Inventories	267,838	269,491
Other current assets	43,221	41,823
Total current assets	1,117,749	642,353
Property and equipment, net	893,517	801,690
Operating lease right-of-use assets	64,042	61,883
Other assets	84,447	72,991
Total assets	$2,159,755	$1,578,917

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$146,063	$140,058
Accrued and other liabilities	56,980	38,471
Derivative financial instruments	43,244	20,265
Current operating lease liabilities	16,814	14,902
Short-term notes payable and other borrowings	173,418	140,808
Current maturities of long-term debt	35,285	98,052
Total current liabilities	471,804	452,556
Long-term debt	514,006	287,299
Long-term operating lease liabilities	49,795	49,549
Other liabilities	22,131	12,849
Total liabilities	1,057,736	802,253

Stockholders' equity
Total Green Plains stockholders' equity	950,500	646,852
Noncontrolling interests	151,519	129,812
Total liabilities and stockholders' equity	$2,159,755	$1,578,917

GREEN PLAINS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Var.	2021	2020	% Var.
Revenues
Product	$787,623	$477,636	64.9%	$2,806,629	$1,918,884	46.3%
Services	14,696	1,128	*	20,539	4,835	324.8
Total revenues	802,319	478,764	67.6	2,827,168	1,923,719	47.0
Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	746,289	440,106	69.6	2,625,109	1,812,163	44.9
Operations and maintenance	5,908	6,715	(12.0)	23,061	26,125	(11.7)
Selling, general and administrative	18,216	22,842	(20.3)	91,139	84,932	7.3
Loss (gain) on sale of assets, net	1,644	22,860	(92.8)	(29,601)	20,860	*
Goodwill impairment	-	-	*	-	24,091	*
Depreciation and amortization	22,459	21,036	6.8	91,952	78,244	17.5
Total costs and expenses	794,516	513,559	54.7	2,801,660	2,046,415	36.9
Operating income (loss)	7,803	(34,795)	*	25,508	(122,696)	*
Other income (expense)
Interest income	79	16	393.8	575	659	(12.7)
Interest expense	(6,919)	(10,457)	(33.8)	(67,144)	(39,993)	67.9
Other, net	(260)	38	*	(1,940)	900	*
Total other expense	(7,100)	(10,403)	(31.8)	(68,509)	(38,434)	78.3
Income (loss) before income taxes and income from equity method investees	703	(45,198)	*	(43,001)	(161,130)	(73.3)
Income tax benefit (expense)	(4,759)	1,922	*	(1,845)	50,383	(103.7)
Income from equity method investees, net of income taxes	183	176	4.0	700	21,093	(96.7)
Net loss	(3,873)	(43,100)	(91.0)	(44,146)	(89,654)	(50.8)
Net income attributable to noncontrolling interests	5,695	6,530	(12.8)	21,846	19,121	14.3
Net loss attributable to Green Plains	$(9,568)	$(49,630)	(80.7)%	$(65,992)	$(108,775)	(39.3)%

Earnings per share:
Net loss attributable to Green Plains - basic and diluted	$(0.18)	$(1.43)		$(1.41)	$(3.14)

Weighted average shares outstanding:
Basic and diluted	52,800	34,629		46,652	34,631

* Percentage variance not considered meaningful.

GREEN PLAINS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(44,146)	$(89,654)
Noncash operating adjustments:
Depreciation and amortization	91,952	78,244
Loss (gain) on disposal of assets, net	(29,601)	21,464
Loss on extinguishment of debt	32,645	-
Goodwill impairment	-	24,091
Deferred income taxes	1,233	(13,336)
Other	16,850	37,232
Net change in working capital	(64,687)	40,854
Net cash provided by operating activities	4,246	98,895

Cash flows from investing activities:
Purchases of property and equipment, net	(187,195)	(110,579)
Purchases of marketable securities	(124,859)	-
Proceeds from the sale of assets	87,217	39,952
Disposition of equity method investees	(2,948)	80,500
Other investing activities	(8,500)	(21,325)
Net cash used in investing activities	(236,285)	(11,452)

Cash flows from financing activities:
Net proceeds - long-term debt	179,001	20,013
Net proceeds (payments) - short-term borrowings	27,907	(76,227)
Payments on extinguishment of convertible debt	(20,861)	-
Proceeds from issuance of common stock	355,978	-
Payments for repurchase of common stock	-	(11,479)
Other	(23,837)	(14,836)
Net cash provided by (used in) financing activities	518,188	(82,529)

Net change in cash, cash equivalents and restricted cash	286,149	4,914
Cash, cash equivalents and restricted cash, beginning of period	274,810	269,896
Cash, cash equivalents and restricted cash, end of period	$560,959	$274,810

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$426,220	$233,860
Restricted cash	134,739	40,950
Total cash, cash equivalents and restricted cash	$560,959	$274,810

GREEN PLAINS INC.
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net loss	$(3,873)	$(43,100)	$(44,146)	$(89,654)
Interest expense (1)	6,919	10,457	67,144	39,993
Income tax expense (benefit), net of equity method income tax expense	4,759	(1,922)	1,845	(43,879)
Depreciation and amortization (2)	22,459	21,036	91,952	78,244
EBITDA	30,264	(13,529)	116,795	(15,296)
Proportional share of EBITDA adjustments of equity method investees	45	44	184	7,093
Noncash goodwill impairment	-	-	-	24,091
Loss (gain) on sale of assets, net	1,644	22,860	(29,601)	20,860
Adjusted EBITDA	$31,953	$9,375	$87,378	$36,748

(1) Interest expense for the year ended December 31, 2021 includes a loss upon extinguishment of convertible notes of $22.1 million and a loss on settlement of convertible notes of $9.5 million.
(2) Excludes amortization of operating lease right-of-use assets and amortization of debt issuance costs.

Green Plains Inc. Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com